Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A
(Form Type)

Aerie Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee rate	Amount of Filing Fee

Fees to be Paid	$771,150,532(1)(2)	0.0000927	$71,485.65(3)

Fees Previously Paid	$0		$0

Total Transaction Valuation	$771,150,532

Total Fees Due for Filing			$71,485.65

Total Fees Previously Paid			$0

Total Fee Offsets			$0

Net Fee Due			$71,485.65

(1)	In accordance with Exchange Act Rule 0-11, the maximum number of securities of Aerie Pharmaceuticals, Inc. (the “Company”), in each case outstanding as of September 15, 2022, to which this transaction applies was estimated to be (a) 49,391,686 shares of common stock (which number includes shares common stock underlying (i) unvested time-based restricted stock awards and a target number of unvested performance-based restricted stock awards and (ii) vested and settled restricted share units); (b) 2,216,585 shares of common stock underlying stock options; (c) 28,298 shares of common stock underlying an incremental number of performance-based restricted stock that may be issuable based on maximum performance achievement; (d) 225,685 shares of common stock underlying unvested restricted share units; and (e) 155,686 stock appreciation rights.

(2)	In accordance with Exchange Act Rule 0-11 and estimated solely for the purposes of calculating the filing fee, the proposed maximum aggregate value of the transaction was calculated, as of September 15, 2022, based on the sum of: (a) the product of 49,391,686 shares of common stock outstanding (which number includes shares common stock underlying (i) unvested time-based restricted stock awards and a target number of unvested performance-based restricted stock awards and (ii) vested and settled restricted share units) and the per share merger consideration of $15.25; (b) the product of 2,216,585 shares of common stock underlying outstanding stock options and $5.94 (which is the difference between the per share merger consideration of $15.25 and the weighted average exercise price of the outstanding options of $9.31 as of September 15, 2022); (c) the product of 28,298 shares of common stock underlying an incremental number of performance-based restricted stock that may be issuable based on maximum performance and the per share merger consideration of $15.25; (d) the product of 225,685 shares of common stock underlying unvested restricted share units and the per share merger consideration of $15.25; and (e) the product of 155,686 stock appreciation rights and $5.71 (which is the difference between the per share merger consideration of $15.25 and the weighted average strike price of the outstanding stock appreciation rights of $9.54 as of September 15, 2022).

(3)	In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, and Exchange Act Rule 0-11, the filing fee was determined as the product of the proposed maximum aggregate value of the transaction as calculated in note (2) above multiplied by 0.0000927.